Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated March 14, 2007 with respect to the consolidated financial statements of Wild Oats Markets, Inc., Wild Oats Markets, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wild Oats Markets, Inc., included in the Annual Report (Form 10-K) for the year ended December 30, 2006, in this Current Report on Form 8-K/A of Whole Foods Market, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

November 12, 2007